Exhibit 99.1

FOR RELEASE, Friday, June 27, 2014	For Further Information Contact:
5:30 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2014 SECOND QUARTER RESULTS
Revenues Increase 8% to $565.0 Million
Net Income Increases to $26.6 Million or $.27 Per Diluted Share
Net Order Value Up 19% to $763 Million; Backlog Value Up 24% to $1.03 Billion
LOS ANGELES (June 27, 2014) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its second quarter ended May 31, 2014. Highlights and developments include the following:
Three Months Ended May 31, 2014

•	Total revenues increased 8% to $565.0 million from $524.4 million in the year-earlier quarter due to growth in the Company’s housing revenues from higher average selling prices.

◦	The Company delivered 1,751 homes in the current quarter, compared to 1,797 homes in the second quarter of 2013.

◦
The overall average selling price of $319,700 rose $29,300, or 10%, from the second quarter of 2013, marking the seventh consecutive quarter of double-digit year-over-year percentage growth in the Company’s average selling price.

▪
The year-over-year increase in the second quarter average selling price reflected the Company’s continued focus on positioning its new home communities in land-constrained locations that typically feature higher household incomes and strong demand, the Company’s actions to optimize home sales, and generally favorable market conditions.

▪
Average selling prices were higher across all of the Company’s homebuilding regions compared to the 2013 second quarter, with increases ranging from 9% in the Southeast region to 23% in the Southwest region.

•
Homebuilding operating income increased to $34.3 million, up $25.6 million from $8.7 million in the year-earlier quarter. As a percentage of homebuilding revenues, operating income rose 440 basis points to 6.1%, compared to 1.7% for the 2013 second quarter, and increased 210 basis points compared to 4.0% for the 2014 first quarter.

◦
The housing gross profit margin increased 380 basis points to 18.9% from 15.1% for the year-earlier quarter, marking the Company’s highest second quarter housing gross profit margin since 2006. The current quarter housing gross profit margin also improved 120 basis points from the first quarter of 2014.

◦
The current quarter housing gross profit margin included $.4 million of land option contract abandonment charges. The housing gross profit margin for the 2013 second quarter included $15.9 million of warranty-related charges and $.3 million of land option contract abandonment charges. Excluding these charges, the Company’s second quarter adjusted housing gross profit margin improved 70 basis points to 18.9% in 2014 from 18.2% in 2013.

◦
Selling, general and administrative expenses as a percentage of housing revenues improved 60 basis points to 12.8% from 13.4% in the year-earlier quarter, primarily due to higher housing revenues in the current quarter and the Company’s cost-containment initiatives. On a sequential basis, the current quarter ratio improved 110 basis points from 13.9% in the first quarter of 2014.

▪	The current quarter selling, general and administrative expense ratio was the Company’s lowest second quarter ratio since 2006.

•	Interest expense decreased to $8.6 million from $14.5 million in the year-earlier quarter, reflecting an increase in the amount of interest capitalized.

•	The Company’s financial services operations posted pretax income of $1.8 million, compared to pretax income of $2.0 million in the year-earlier quarter.

•
Net income increased to $26.6 million, or $.27 per diluted share, representing a substantial improvement from the net loss of $3.0 million, or $.04 per diluted share, in the second quarter of 2013, mainly due to the Company’s higher revenues, expanded housing gross profit margin and improved selling, general and administrative expense ratio.

Six Months Ended May 31, 2014

•	Revenues increased to $1.02 billion, up 9% from $929.6 million in the year-earlier period.

•	Homes delivered decreased 3% to 3,193, compared to 3,282 in the six months ended May 31, 2013.

•	The overall average selling price of $313,200 increased 11% year over year from $281,700 for the first six months of 2013.

•	Homebuilding operating income totaled $52.0 million, up $42.9 million from $9.1 million in the corresponding period of 2013.

•	The Company’s net income of $37.2 million, or $.40 per diluted share, increased significantly from the net loss of $15.4 million, or $.19 per diluted share, in the six months ended May 31, 2013.
Backlog and Net Orders

•
Potential future housing revenues in backlog at May 31, 2014 grew 24% to $1.03 billion from $826.6 million at May 31, 2013, reflecting an increase in the number of homes in backlog and a higher average selling price.

◦	The Company’s quarter-end backlog value exceeded $1.00 billion for the first time since August 31, 2008.

◦	The Company’s backlog was comprised of 3,398 homes at May 31, 2014, up 9% from 3,128 homes at May 31, 2013.

•	Total net order value increased 19% to $763.2 million for the 2014 second quarter, up from $639.6 million for the year-earlier quarter.

◦	Each of the Company’s four homebuilding regions reported year-over-year growth in net order value, ranging from 13% in the Southeast region to 26% in the Central region.

•
Reflecting the Company’s investments in land and land development, net orders rose to 2,269, up 5% from 2,162 for the year-earlier quarter, and the average community count increased 7% to 191 from 178 for the year-earlier quarter.

◦
The second quarter cancellation rate as a percentage of gross orders was 28% in 2014, compared to 27% in 2013. As a percentage of beginning backlog, the second quarter cancellation rate was 30% in 2014 and 29% in 2013.

Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $528.7 million at May 31, 2014, compared to $345.4 million at February 28, 2014 and $572.0 million at November 30, 2013.

◦
The Company’s cash, cash equivalents and restricted cash increased from February 28, 2014 mainly due to the capital markets transactions completed in the current quarter, which generated total net proceeds of $531.6 million, partly offset by strategic investments in inventories to support future growth.

▪	The Company’s total liquidity at May 31, 2014 was $684.5 million, including its unrestricted cash balance and $200 million unsecured revolving credit facility, which had no borrowings outstanding.

•
Inventories increased to $3.01 billion at May 31, 2014 from $2.30 billion at November 30, 2013, reflecting the Company’s $859.6 million of investments in land acquisition and development during the six months ended May 31, 2014, as well as a distribution of land from an unconsolidated joint venture in the first quarter of 2014.

•
The Company’s debt balance of $2.57 billion at May 31, 2014 increased from $2.15 billion at November 30, 2013, largely due to its current-quarter public issuance of $400 million in aggregate principal amount of 4.75% senior notes due 2019, which generated net cash proceeds of $394.6 million.

•
Stockholders’ equity rose to $709.7 million at May 31, 2014 from $536.1 million at November 30, 2013, mainly due to the Company’s current-quarter public issuance of 7,986,111 shares of common stock for net cash proceeds of $137.0 million, and its net income for the six months ended May 31, 2014.

Management Comments
“Reflecting the strong operational foundation we have established through the effective execution of our core strategies, we extended our trend of generating solid earnings improvement in the second quarter, and remain focused on accelerating profitable growth,” said Jeffrey Mezger, president and chief executive officer. “We have produced year-over-year revenue increases for eleven straight quarters and operating income improvement for ten consecutive quarters. The sustained progress in our results demonstrates the success of our targeted land and land development investments across our operating footprint, the appeal of our product designs and unique home buying experience, as well as our sound growth platform, which enables us to efficiently leverage costs as we expand. With the momentum we have generated through the first half of the year and our robust backlog, we believe we are on track to meet our fiscal 2014 goals.”
“Increasing the number of new home communities we have open for sales remains a top priority for us,” said Mezger. “We acquired several attractive large land positions and substantially advanced our land development in the second quarter to reinforce the upward trajectory of our business. We expect to measurably expand our community count into 2015 with the significant investments we are making in our land pipeline. We believe that with these and other strategic initiatives we have underway and the performance improvements we have delivered over the past several quarters, we are well positioned for accelerated revenue growth and profitability going forward.”
Earnings Conference Call
The conference call on the second quarter 2014 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.

About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the company has built more than half a million quality homes. KB Home is distinguished by its unique homebuilding approach to provide homebuyers optimal value and choice, enabling each buyer to customize their new home from lot location to floor plan and elevation to structural options and design features. KB Home is a leader in utilizing state-of-the-art sustainable building practices.  All KB homes are built to be highly energy efficient, helping to lower monthly utility costs, which the company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). KB Home has been named an ENERGY STAR® Partner of the Year Sustained Excellence Award winner for four straight years and a WaterSense® Partner of the Year for three consecutive years.  Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home's new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales and sell higher-priced homes and more design options, and our operational and investment concentration in markets in California), revenue growth, asset optimization (including by effectively balancing home sales prices and sales pace in our new home communities), asset activation, local field management and talent investment, and overhead reduction and cost management; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance, particularly in key markets in California; the manner in which our homebuyers are offered and whether they are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the performance of Nationstar Mortgage as our preferred mortgage lender; the ability of Home Community Mortgage to become operational in all of our served markets, and its performance upon becoming operational; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months and Three Months Ended May 31, 2014 and 2013
(In Thousands, Except Per Share Amounts — Unaudited)

	Six Months		Three Months
	2014	2013	2014	2013
Total revenues	$1,015,694	$929,625	$565,007	$524,406
Homebuilding:
Revenues	$1,010,663	$924,604	$562,396	$521,788
Costs and expenses	(958,652)	(915,459)	(528,104)	(513,097)
Operating income	52,011	9,145	34,292	8,691
Interest income	283	436	115	232
Interest expense	(19,834)	(29,747)	(8,558)	(14,507)
Equity in income (loss) of unconsolidated joint ventures	1,912	(1,002)	(678)	(567)
Homebuilding pretax income (loss)	34,372	(21,168)	25,171	(6,151)
Financial services:
Revenues	5,031	5,021	2,611	2,618
Expenses	(1,704)	(1,471)	(852)	(636)
Equity in income (loss) of unconsolidated joint ventures	(12)	1,087	(6)	(4)
Financial services pretax income	3,315	4,637	1,753	1,978
Total pretax income (loss)	37,687	(16,531)	26,924	(4,173)
Income tax benefit (expense)	(500)	1,100	(300)	1,200
Net income (loss)	$37,187	$(15,431)	$26,624	$(2,973)
Earnings (loss) per share:
Basic	$.43	$(.19)	$.30	$(.04)
Diluted	$.40	$(.19)	$.27	$(.04)
Weighted average shares outstanding:
Basic	86,668	81,526	89,529	83,605
Diluted	96,759	81,526	99,508	83,605

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	May 31, 2014	November 30, 2013
Assets
Homebuilding:
Cash and cash equivalents	$484,472	$530,095
Restricted cash	44,237	41,906
Receivables	99,779	75,749
Inventories	3,006,118	2,298,577
Investments in unconsolidated joint ventures	67,594	130,192
Other assets	116,558	107,076
	3,818,758	3,183,595
Financial services	9,268	10,040
Total assets	$3,828,026	$3,193,635

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$154,170	$148,282
Accrued expenses and other liabilities	388,349	356,176
Mortgages and notes payable	2,573,980	2,150,498
	3,116,499	2,654,956
Financial services	1,854	2,593
Stockholders’ equity	709,673	536,086
Total liabilities and stockholders’ equity	$3,828,026	$3,193,635

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2014 and 2013
(In Thousands, Except Average Selling Price — Unaudited)

	Six Months		Three Months
	2014	2013	2014	2013
Homebuilding revenues:
Housing	$999,942	$924,604	$559,815	$521,788
Land	10,721	—	2,581	—
Total	$1,010,663	$924,604	$562,396	$521,788

	Six Months		Three Months
	2014	2013	2014	2013
Costs and expenses:
Construction and land costs
Housing	$816,208	$786,263	$454,102	$442,998
Land	9,626	—	2,458	—
Subtotal	825,834	786,263	456,560	442,998
Selling, general and administrative expenses	132,818	129,196	71,544	70,099
Total	$958,652	$915,459	$528,104	$513,097

	Six Months		Three Months
	2014	2013	2014	2013
Interest expense:
Interest incurred	$82,438	$67,911	$43,158	$34,489
Interest capitalized	(62,604)	(38,164)	(34,600)	(19,982)
Total	$19,834	$29,747	$8,558	$14,507

	Six Months		Three Months
	2014	2013	2014	2013
Other information:
Depreciation and amortization	$4,386	$3,327	$2,319	$1,891
Amortization of previously capitalized interest	37,702	40,271	20,217	21,566

	Six Months		Three Months
	2014	2013	2014	2013
Average selling price:
West Coast	$532,600	$434,800	$537,900	$460,400
Southwest	281,200	225,300	276,500	223,900
Central	216,900	187,700	222,000	188,900
Southeast	252,500	224,400	248,700	227,500
Total	$313,200	$281,700	$319,700	$290,400

KB HOME SUPPLEMENTAL INFORMATION For the Six Months and Three Months Ended May 31, 2014 and 2013 (Unaudited)

	Six Months		Three Months
	2014	2013	2014	2013
Homes delivered:
West Coast	830	1,103	484	594
Southwest	336	351	175	211
Central	1,360	1,208	765	637
Southeast	667	620	327	355
Total	3,193	3,282	1,751	1,797

	Three Months		Three Months - Value
	2014	2013	2014	2013
Net orders (dollars in thousands):
West Coast	583	587	$344,671	$292,769
Southwest	211	189	56,512	49,246
Central	1,085	968	250,381	198,621
Southeast	390	418	111,592	99,002
Total	2,269	2,162	$763,156	$639,638

	Six Months		Six Months - Value
	2014	2013	2014	2013
Net orders (dollars in thousands):
West Coast	1,089	1,117	$643,954	$554,111
Southwest	392	388	104,900	92,952
Central	1,842	1,621	419,354	332,113
Southeast	711	707	195,120	167,265
Total	4,034	3,833	$1,363,328	$1,146,441

	May 31, 2014		May 31, 2013
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	679	$389,402	698	$337,878
Southwest	244	67,060	220	48,524
Central	1,830	405,850	1,562	296,949
Southeast	645	163,565	648	143,262
Total	3,398	$1,025,877	3,128	$826,613

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Six Months and Three Months Ended May 31, 2014 and 2013
(In Thousands, Except Percentages — Unaudited)
Company management’s discussion of the results presented in this press release may include information about the Company’s adjusted housing gross profit margin which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Six Months		Three Months
	2014	2013	2014	2013
Housing revenues	$999,942	$924,604	$559,815	$521,788
Housing construction and land costs	(816,208)	(786,263)	(454,102)	(442,998)
Housing gross profits	183,734	138,341	105,713	78,790
Add: Land option contract abandonment charges	790	284	357	284
Warranty-related charges	—	17,547	—	15,873
Adjusted housing gross profits	$184,524	$156,172	$106,070	$94,947
Housing gross profit margin as a percentage of housing revenues	18.4%	15.0%	18.9%	15.1%
Adjusted housing gross profit margin as a percentage of housing revenues	18.5%	16.9%	18.9%	18.2%
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less land option contract abandonment charges and warranty-related charges (as applicable) associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of land option contract abandonment charges and warranty-related charges.